Exhibit 99.1

RPM REPORTS FISCAL 2016 FIRST-QUARTER RESULTS

•	Sales increase 3%; negatively impacted by currency translation and weather

•	Net income and diluted earnings per share up slightly over prior-year results

•	FX has significant negative impact on EPS

•	Third reportable business segment added

•	Full-year EPS guidance reduced to $2.50 per share

Medina, Ohio – October 7, 2015 – RPM International Inc. (NYSE: RPM) today said that the continuing strength of the U.S. dollar against most foreign currencies, coupled with rainy weather in North America, dampened performance for the fiscal 2016 first quarter ended August 31, 2015. Unseasonably wet weather during June and early July had a particularly negative impact on the company’s consumer segment. The company anticipates a return to solid growth in the consumer segment for the balance of the year. Additionally, during the first quarter of fiscal 2016, the combination of translational and transactional foreign exchange reduced earnings per diluted share by $0.08. Of note, in local currencies RPM grew at double-digit rates in nearly every region of the world.

First-Quarter Results

Fiscal 2016 first-quarter net sales of $1.24 billion increased 3.2% over the $1.20 billion reported a year ago. RPM’s consolidated earnings before interest and taxes (EBIT) declined 1.9% to $160.6 million from $163.7 million reported in the fiscal 2015 first quarter. First-quarter net income was up 0.7% to $99.8 million from $99.1 million in the year-ago period, and diluted earnings per share of $0.74 were up 1.4% from $0.73 in the fiscal 2015 first quarter.

Third Reportable Business Segment Added

As disclosed in the company’s annual report on form 10-K for the year ended May 31, 2015, during July 2015, RPM’s board of directors approved the realignment of certain businesses and management structure to recognize how the company allocates resources and analyzes the operating performance of its operating segments. During August 2015, RPM made the determination to combine the former RPM2 industrial operating segment and the former SPHC operating segment into a single operating segment, called the “Specialty Products Group.” These businesses are characterized by having leading positions in niche markets that typically do not compete with RPM’s traditional peers and operate in a multitude of industries including, but not limited to fluorescent pigments, fire and water damage restoration equipment, specialty OEM coatings, and edible coatings for food and pharmaceutical uses. These changes have resulted in the creation of a third reportable segment referred to as the specialty segment. At the end of the first quarter of fiscal 2016, the consumer segment represented 32% of consolidated RPM sales, with specialty at 15% and industrial at 53%.

First-Quarter Segment Sales and Earnings

RPM’s consumer segment reported an 8.0% decrease in sales to $395.6 million from $430.0 million in the fiscal 2015 first quarter. Organic sales declined 5.4%, while acquisition growth contributed 0.4%. Foreign currency translation reduced sales by 3.0%. Consumer segment EBIT declined 13.8% to $66.1 million from $76.7 million in the fiscal 2015 first quarter.

RPM Reports Fiscal 2016 First-Quarter Results

October 7, 2015

“With the tepid results of the first quarter behind us, principally weather related, the underlying economic fundamentals of our consumer businesses remain strong in the U.S. We expect to gain market share in various categories as the year progresses and believe the weather-related consumer sales shortfall in the first quarter will be picked up in future quarters this year,” stated Sullivan.

The company’s industrial segment net sales declined 4.5%, to $663.3 million from $694.3 million reported a year ago, with 3.7% in organic growth, while acquisitions added 0.6%. Foreign currency translation reduced sales by 8.8%. Industrial segment EBIT declined 4.4% to $84.3 million from $88.1 million in the fiscal 2015 first quarter.

“Industrial segment results during the quarter were mixed. Our U.S.-based industrial companies, excluding those with sales into the energy sector, enjoyed mid- single-digit growth, driven by continuing growth in businesses serving the commercial construction market. Industrial businesses in Europe, our second largest marketplace, had a sales decline of 12.9%, but increased 3.3% in constant dollars. The comparison in Brazil is even more extreme, where sales were down nearly 21%, but were up nearly 16% in constant dollars,” stated Sullivan.

RPM’s new specialty segment had sales growth of 130.7%, to $183.6 million from $79.6 million in the fiscal 2015 first quarter. Organic growth contributed 0.6%, while acquisition growth contributed 141.7%, primarily due to the reconsolidation of SPHC subsidiaries. Foreign currency translation was a negative 11.6%. Specialty segment EBIT was up 64.7% to $28.0 million from $17.0 million in the fiscal 2015 first quarter.

“Excluding acquisitions, sales in the specialty segment were down 11%, principally due to the weakening of the Euro versus the U.S. dollar, but sales in constant dollars were fairly flat,” stated Sullivan. “We are excited to begin our new fiscal year with the reconsolidated SPHC entrepreneurial companies contributing to a full year of RPM sales and earnings, and benefiting from greater access to capital for expansion or acquisitions,” Sullivan stated.

Cash Flow and Financial Position

During the fiscal 2016 first quarter, cash from operations was $6.6 million compared to a negative $125.2 million a year ago. Capital expenditures were $12.0 million in the quarter, compared to $12.1 million in the year-ago period. Depreciation was $16.8 million during the first quarter of fiscal 2015, compared to $15.0 million for the same period last year.

Total debt at August 31, 2015 of $1.73 billion compares to $1.66 billion at May 31, 2015 and $1.5 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 54.7%, versus 46.6% at the end of last year’s first quarter and 53.4% at the end of the prior fiscal year. Liquidity, including cash, was $882.2 million, compared to $892.7 million a year ago and $963.8 million at May 31, 2015.

“RPM continues to have a strong cash and liquidity position, which will enable us to keep funding a growing cash dividend, new product innovation and our acquisition program,” Sullivan stated.

Business Outlook

“For the industrial segment, representing RPM’s largest international exposure, sales are expected to increase in the low-single-digits, as most of its organic growth will be offset by negative foreign currency translation. Although consumer segment sales were down for the quarter, we believe the sales shortfall will be picked up over the next three quarters, and expect sales to grow 5% to 7% for the balance of fiscal 2016. Specialty segment sales, excluding acquisitions, are expected to grow in the low-to-mid–single-digits in local currencies, all of which will be offset by negative currency translation.

RPM Reports Fiscal 2016 First-Quarter Results

October 7, 2015

Our full-year diluted earnings per share guidance is now $2.50, which reflects the poor weather-driven first-quarter results in the consumer segment, along with continuing negative foreign currency issues,” Sullivan stated. “When you factor out the noise created by the strong U.S. dollar, our great entrepreneurial businesses are competing and winning with solid growth in constant dollars in every region of the world,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT today until 11:59 p.m. EDT on October 14, 2015. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 38349288. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, RPM Belgium, Legend Brands, Kop-Coat, and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our

RPM Reports Fiscal 2016 First-Quarter Results

October 7, 2015

ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2015, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,
	2015	2014
Net Sales	$1,242,526	$1,203,896
Cost of sales	709,568	695,503

Gross profit	532,958	508,393
Selling, general & administrative expenses	372,854	346,525
Interest expense	22,460	19,415
Investment (income), net	(4,068)	(3,803)
Other (income), net	(489)	(1,822)

Income before income taxes	142,201	148,078
Provision for income taxes	41,839	43,239

Net income	100,362	104,839
Less: Net income attributable to noncontrolling interests	547	5,760

Net income attributable to RPM International Inc. Stockholders	$99,815	$99,079

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.76	$0.74

Diluted	$0.74	$0.73

Average shares of common stock outstanding - basic	130,045	130,094

Average shares of common stock outstanding - diluted	137,307	135,032

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2015	2014 (a)
Net Sales:
Industrial Segment	$663,329	$694,284
Specialty Segment	183,640	79,602
Consumer Segment	395,557	430,010

Total	$1,242,526	$1,203,896

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$82,751	$85,423
Interest (Expense), Net (c)	(1,499)	(2,671)

EBIT (d)	$84,250	$88,094

Specialty Segment
Income Before Income Taxes (b)	$28,206	$17,041
Interest (Expense), Net (c)	196	38

EBIT (d)	$28,010	$17,003

Consumer Segment
Income Before Income Taxes (b)	$66,123	$76,669
Interest (Expense), Net (c)	58	(8)

EBIT (d)	$66,065	$76,677

Corporate/Other
(Expense) Before Income Taxes (b)	$(34,879)	$(31,055)
Interest (Expense), Net (c)	(17,147)	(12,971)

EBIT (d)	$(17,732)	$(18,084)

Consolidated
Income Before Income Taxes (b)	$142,201	$148,078
Interest (Expense), Net (c)	(18,392)	(15,612)

EBIT (d)	$160,593	$163,690

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2015	August 31, 2014	May 31, 2015
Assets
Current Assets
Cash and cash equivalents	$169,458	$225,025	$174,711
Trade accounts receivable	951,245	976,084	980,737
Allowance for doubtful accounts	(25,032)	(29,197)	(24,526)

Net trade accounts receivable	926,213	946,887	956,211
Inventories	718,969	628,463	674,205
Deferred income taxes	33,203	22,251	29,892
Prepaid expenses and other current assets	277,664	216,848	264,827

Total current assets	2,125,507	2,039,474	2,099,846

Property, Plant and Equipment, at Cost	1,259,536	1,193,599	1,258,304
Allowance for depreciation	(679,178)	(664,064)	(668,658)

Property, plant and equipment, net	580,358	529,535	589,646

Other Assets
Goodwill	1,202,311	1,152,318	1,215,688
Other intangible assets, net of amortization	592,322	460,579	604,130
Deferred income taxes, non-current	6,904	7,882	5,685
Other	154,005	156,934	179,245

Total other assets	1,955,542	1,777,713	2,004,748

Total Assets	$4,661,407	$4,346,722	$4,694,240

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$442,606	$408,961	$512,165
Current portion of long-term debt	1,578	1,677	2,038
Accrued compensation and benefits	102,272	102,335	169,370
Accrued losses	20,504	19,016	22,016
Other accrued liabilities	245,856	223,012	197,647

Total current liabilities	812,816	755,001	903,236

Long-Term Liabilities
Long-term debt, less current maturities	1,730,613	1,476,349	1,654,037
Other long-term liabilities	737,819	428,576	752,821
Deferred income taxes	83,137	52,428	90,681

Total long-term liabilities	2,551,569	1,957,353	2,497,539

Total liabilities	3,364,385	2,712,354	3,400,775

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,146; 133,511; 133,203)	1,331	1,335	1,332
Paid-in capital	878,835	796,041	872,127
Treasury stock, at cost	(160,276)	(90,095)	(124,928)
Accumulated other comprehensive (loss)	(427,665)	(171,829)	(394,135)
Retained earnings	1,002,177	900,782	936,996

Total RPM International Inc. stockholders’ equity	1,294,402	1,436,234	1,291,392
Noncontrolling interest	2,620	198,134	2,073

Total equity	1,297,022	1,634,368	1,293,465

Total Liabilities and Stockholders’ Equity	$4,661,407	$4,346,722	$4,694,240

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2015	2014

Cash Flows From Operating Activities:
Net income	$100,362	$104,839
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	16,775	15,048
Amortization	11,092	8,246
Deferred income taxes	(8,207)	1,984
Stock-based compensation expense	6,707	5,700
Other	2,093	(605)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	19,112	(72,292)
(Increase) in inventory	(52,082)	(17,338)
Decrease (increase) in prepaid expenses and other current and long-term assets	186	(2,307)
(Decrease) in accounts payable	(65,285)	(115,686)
(Decrease) in accrued compensation and benefits	(65,704)	(70,880)
(Decrease) in accrued losses	(1,466)	(8,311)
Increase in other accrued liabilities	35,868	29,911
Other	7,144	(3,542)

Cash Provided By (Used For) Operating Activities	6,595	(125,233)

Cash Flows From Investing Activities:
Capital expenditures	(12,035)	(12,050)
Acquisition of businesses, net of cash acquired	(5,120)	(33,472)
Purchase of marketable securities	(4,775)	(5,034)
Proceeds from sales of marketable securities	8,843	7,512
Other	2,750	(319)

Cash (Used For) Investing Activities	(10,337)	(43,363)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	94,516	131,907
Reductions of long-term and short-term debt	(18,401)	(5,468)
Cash dividends	(34,634)	(31,987)
Shares of common stock repurchased and returned for taxes	(35,348)	(4,695)
Payments of acquisition-related contingent consideration	(1,585)	(24,750)
Other	267	244

Cash Provided By Financing Activities	4,815	65,251

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6,326)	(4,498)

Net Change in Cash and Cash Equivalents	(5,253)	(107,843)

Cash and Cash Equivalents at Beginning of Period	174,711	332,868

Cash and Cash Equivalents at End of Period	$169,458	$225,025